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                                EXHIBIT 23(h)(1)


                            ADMINISTRATION AGREEMENT

                           BETWEEN MARKET STREET FUND

                                       AND

                     PROVIDENT MUTUAL LIFE INSURANCE COMPANY


         THIS ADMINISTRATION AGREEMENT is entered into as of the close of business on January 26, 2001, the date that Market Street Fund, Inc., a Maryland corporation, reorganizes and redomesticates into Market Street Fund, a Delaware business trust, by and between Market Street Fund (the "Fund"), a Delaware business trust having its principal office and place of business at 103 Bellevue Parkway, Wilmington, Delaware, and Provident Mutual Life Insurance Company (the "Administrator"), a Pennsylvania corporation organized and existing under the laws of the state of Pennsylvania having its principal office and place of business at 1000 Chesterbrook Boulevard, Berwyn, Pennsylvania.


                                   WITNESSETH:

         WHEREAS, the Fund is authorized to issue shares of beneficial interest (the "Shares") in separate series, with each series representing interests in a separate portfolio of securities and other assets (the "Portfolios"); and

         WHEREAS, the Fund, on behalf of the Portfolios, desires the Administrator to provide administrative services, and the Administrator desires to provide said services directly or through other entities;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, conditions, and agreements contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound hereby, mutually agree as follows:

1.       Terms of Appointment: Duties of the Administrator

         1.1 Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby engages the Administrator to provide, and the Administrator agrees to provide, administrative services to the Fund, to its Portfolios, and to the shareholders of each of the respective Portfolios of the Fund (the "Shareholders") as set out hereunder and in the currently effective prospectus and statement of additional information (the "Prospectus") of the Fund on behalf of the applicable Portfolio.
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         1.2  The Administrator agrees that the Administrator shall perform the following services

              (a) The Administrator shall provide the following administrative services on behalf of the Portfolios, including, among other things: (i) providing oversight and general supervision of the activities of the Fund's counsel and auditors; (ii) providing oversight and general supervision of the services and activities of the administrative service provider included in the accounting and administrative services agreement, the custodians in their respective custody and custody services agreements, the transfer agent in the transfer and dividend disbursing agency agreement, and any other service contractors to the Fund excluding the investment adviser; (iii) coordinating contractual and other relationships and communications between the Fund and its service providers, including those relationships and communications with the Fund's investment adviser; (iv) monitoring state and federal laws as these laws may apply to the Fund or the Portfolios; (v) providing general business management services to the Fund (including, among other things, establishing expense levels and reviewing bills and authorizing payment therefor); (vi) providing clerical, secretarial, and bookkeeping services, office supplies, office space, and related services (including telephone and other utility services); (vii) providing administrative support to the Fund's employees who are providing legal and other services to the Fund; (viii) providing comptroller services; (ix) scheduling and planning agendas for, preparing and distributing, or arranging for the preparation and/or distribution of, materials for these meetings, and conducting meetings of the Board of Trustees of the Fund and the shareholders of the Fund; and (x) preparing and distributing all required reports, proxy materials, and other communications to the shareholders of the Fund; and

              (b) The administrative services provided hereunder shall exclude:
              (i) portfolio custodial services provided by the Fund's custodian bank; (ii) transfer agency services provided by the Fund's transfer agent; (iii) distribution services provided by the distributor of the Fund's Shares; and (iv) any services provided by the Fund's investment adviser pursuant to the investment adviser's investment advisory agreements with the Fund.

2.       Fees and Expenses

         2.1 For the performance by the Administrator pursuant to this Agreement, the Fund agrees on behalf of the Portfolios to pay the Administrator, from each Portfolio, a fee of 0.10% per annum of the average daily net assets of each Portfolio.

         2.2 The Fund agrees on behalf of the Portfolios to pay all fees and reimbursable expenses promptly. The Administrator shall bill the Fund quarterly in arrears.

3.       Representations and Warranties of the Administrator and the Fund

         3.1  The Administrator represents and warrants to the Fund that:

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              (a) The Administrator is a mutual life insurance company duly organized and existing, in good standing, under the laws of the State of Pennsylvania.

              (b) The Administrator is duly qualified to carry on its business in the State of Pennsylvania.

              (c) The Administrator is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

              (d) All requisite corporate proceedings have been taken to authorize the Administrator to enter into and perform this Agreement.

              (e) The Administrator has and will continue to have access to the necessary facilities equipment and personnel to perform its duties and obligations under this Agreement.

         3.2  The Fund represents and warrants to the Administrator that:

              (a) The Fund is a business trust duly organized and existing, in good standing, under the laws of the State of Delaware.

              (b) The Fund is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

              (c) All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize the Fund to enter into and perform this Agreement.

              (d) The Fund is an open-end diversified investment management company registered under the Investment Company Act of 1940, as amended (the "1940 Act").

              (e) A registration statement under the Securities Act of 1933, as amended, and the 1940 Act, on behalf of the Portfolios is currently effective and shall remain effective, and appropriate securities filings have been made and shall continue to be made with respect to all Shares of the Portfolios being offered for sale.

4.       Confidentiality

         Subject to the duty of the Fund or the Administrator to comply with applicable law, each party hereto shall treat as confidential all information with respect to the other party received pursuant to this Agreement.

5.       Indemnification

         The Administrator and its shareholders, officers, directors, or employees shall not be responsible for, and the Fund shall, on behalf of the applicable Portfolio, indemnify and hold the Administrator harmless from, any and all losses, expenses, and liability arising out of the Administrator's activities hereunder, except for willful misconduct, bad faith, or negligence of the Administrator or that of the Administrator's employees or the


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         reckless disregard by the Administrator of its obligations and duties hereunder. Nothing herein shall in any way constitute a waiver or limitation of any rights which may exist under any federal securities laws.

6.       Standard of Care

         The Administrator shall at all times act in good faith and use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement. The Administrator assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by the Administrator's negligence, bad faith, or willful misconduct or that of its employees or subcontractors.

7.       Covenants of the Administrator

         The Administrator shall keep records relating to the services to be performed hereunder in the form and manner as the Administrator may deem advisable. To the extent required by Section 31 of the 1940 Act and the Rules thereunder, the Administrator agrees that all said records prepared or maintained by the Administrator relating to the services to be performed hereunder are the property of the Fund, and shall be preserved, maintained, and made available in accordance with said Section and Rules, and shall be surrendered promptly to the Fund on and in accordance with the Fund's request.

8.       Additional Portfolios

         In the event that the Fund establishes one or more series of Shares in addition to the existing Portfolios with respect to which the Fund desires to have the Administrator render administrative services under the terms hereof, the Fund shall so notify the Administrator in writing. If the Administrator agrees in writing to provide said services, said series of Shares shall become a Portfolio hereunder.

9.       Amendment

         This Agreement may be amended or modified by a written Agreement executed by both parties and authorized or approved by a resolution of the Trustees of the Fund.

10.      Assignment

         10.1 Except as provided in Section 10.3 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

         10.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

         10.3 The Administrator may, without further consent on the part of the Fund, subcontract for the performance hereof with an affiliate or a non-affiliate of the Administrator; provided, however, that the Administrator shall be fully responsible to the Fund for the acts and omissions of any subcontractor as the Administrator is for its own acts and omissions. The Administrator shall compensate any subcontractor retained pursuant to


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         this Agreement out of the fees the Administrator receives from the
         Portfolios pursuant to Section 2.1 above.

11.      Term of Agreement

         This Agreement shall become effective on the date hereof and shall continue in effect for two (2) years from this date, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter so long as this continuation is approved at least annually by (i) the Trustees of the Fund or by the vote of a majority of the outstanding voting securities of the Portfolio(s) and
         (ii) the vote of a majority of the Trustees of the Fund who are not parties to this Agreement or interested persons of any this party, with this vote being cast in person at a meeting called for the purpose of voting on such approval.

12.      Termination

         This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

13.      Applicable Law

         This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware.

14.      Force Majeure

         In the event that either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure, or other causes reasonably beyond that party's control, that party shall not be liable for damages to the other resulting from this failure to perform or otherwise from that causes.

15.      Consequential Damages

         Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

16.      Merger of Agreement

         This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

17.      Limitations of Liability of the Trustees and Shareholders

         Notice is hereby given that the Declaration of Trust of the Fund is executed on behalf of the Trustees of the Fund as Trustees, and not individually, and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

18.      Counterparts

         This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers on the day and year first above written.


ATTEST:                                     MARKET STREET FUND

By: /s/ James Bernstein                     By: /s/ Rosanne Gatta
   --------------------------                   --------------------------
Name: James Bernstein                       Name: Rosanne Gatta
Title: Secretary                            Title: President
       Compliance Officer

ATTEST:                                     PROVIDENT MUTUAL LIFE
                                            INSURANCE COMPANY

By: /s/ James Bernstein                     By: /s/ Robert W. Kloss
   --------------------------                   --------------------------
Name:    James Bernstein                    Name: Robert W. Kloss
Title:   Assistant Secretary                Title: President




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